                           Rule 424(b)(3)
                           Registration Statement Nos. 333-98743 and 333-103966 Common Code 019252043;
                           ISIN XS0192520434

PRICING SUPPLEMENT NO. 17
Dated May 7, 2004 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated May 9, 2003.

                                [CIT GROUP LOGO]

                                 CIT GROUP INC.
                   EUR500,000,000 FLOATING RATE SENIOR NOTES
                                DUE MAY 13, 2009

                              Joint Lead Managers

DEUTSCHE BANK                   LEHMAN BROTHERS      SG CORPORATE &
                                                     INVESTMENT BANKING

                                ---------------

ABN AMRO                                              BARCLAYS CAPITAL
BNP PARIBAS                                           CREDIT SUISSE FIRST BOSTON
HSBC                                                  UBS INVESTMENT BANK

                                ---------------

DAIWA SECURITIES SMBC EUROPE                          MIZUHO INTERNATIONAL PLC
RBC CAPITAL MARKETS                                   THE ROYAL BANK OF SCOTLAND

(X) Senior Note               ( ) Senior Subordinated Note

PRINCIPAL AMOUNT:             EUR500,000,000.

PROCEEDS TO CORPORATION:      99.650% or EUR498,250,000.

UNDERWRITERS' COMMISSION:     0.350% or EUR1,750,000.

ISSUE PRICE:                  100% or EUR500,000,000.

ORIGINAL ISSUE DATE:          May 13, 2004.

MATURITY DATE:                May 13, 2009, provided that if such day is not a Business
                              Day, the payment of principal and interest may be made on
                              the next succeeding Business Day, and no interest on such
                              payment will accrue for the period from and after the
                              Maturity Date.

INTEREST RATE BASIS:          EURIBOR.

INDEX MATURITY:               Three months.

SPREAD:                       +45 basis points (0.45%).

INTEREST RATE CALCULATION:    EURIBOR determined on the Interest Determination Date plus the Spread.

INITIAL INTEREST RATE:        EURIBOR determined two TARGET Business Days prior to the
                              Original Issue Date plus the Spread.

SPECIFIED CURRENCY:           Euro (EUR).

DENOMINATIONS:                EUR50,000 and integrals of EUR1,000 thereafter.

DELIVERY:                     The notes are expected to be delivered to purchasers through
                              Clearstream and Euroclear, as the case may be, on or about
                              May 13, 2004.

FORM:                         Global Note.

INTEREST RESET DATES:         Quarterly on August 13, November 13, February 13 and May 13
                              of each year, commencing August 13, 2004, provided that if any such day is not a Business Day, then the Interest Reset
                              Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar
                              month, such Interest Reset Date will be the immediately
                              preceding Business Day.

INTEREST PAYMENT DATES:       Interest will be paid at maturity, upon earlier tax
                              redemption (to the extent provided in the prospectus
                              supplement) and quarterly on August 13, November 13,
                              February 13 and May 13 of each year, commencing August 13,
                              2004, provided that if any such day is not a Business Day, payment will be made on the next succeeding Business Day or, if such Business Day is in the next succeeding calendar
                              month, on the immediately preceding Business Day, and no
                              interest on such payment will accrue for the period from and after such Interest Payment Date.

                              Interest shall be payable in Euro.

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
ACCRUAL OF INTEREST:          Accrued interest will be computed by adding the Interest
                              Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or
                              duly provided for up to but not including the day for which accrued interest is being calculated. The 'Interest Factor'
                              for any note for each such day will be computed by
                              multiplying the face amount of the note by the interest rate applicable to such day and dividing the product thereof by
                              360.

                              Interest payments will include the amount of interest
                              accrued from and including the most recent Interest Payment
                              Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable
                              Interest Payment Date.

INTEREST DETERMINATION DATE:  Two TARGET Business Days prior to each Interest Reset Date.

CALCULATION DATE:             The earlier of (i) the fifth Business Day after each
                              Interest Determination Date, or (ii) the Business Day
                              immediately preceding the applicable Interest Payment Date.

MAXIMUM INTEREST RATE:        Maximum rate permitted by New York law.

MINIMUM INTEREST RATE:        0.0%.

EXCHANGE LISTING:             We will apply to have the notes listed on the Luxembourg
                              Stock Exchange.

OTHER PROVISIONS:             We will round all percentages resulting from any calculation of the rate of interest on floating rate notes, if
                              necessary, to the nearest one thousandth of a percentage
                              point, with five ten thousandths of a percentage point
                              rounded upward (e.g., 9.8765% (or .098765) being rounded to
                              9.877% (or .09877)).

                              'EURIBOR' means the rate for deposits in Euro having the
                              Index Maturity specified above that appears on the Telerate
                              Page 248 (defined below) as of 11:00 a.m., Brussels time, on the applicable Interest Determination Date.

                              'Telerate Page 248' means the display page designated as
                              page 248 on the Moneyline Telerate service (or such other
                              page as may replace page 248 on that service for the purpose of displaying Euro-zone interbank offered rates).

                              'Business Day' means any day other than a Saturday or Sunday that is (i) neither a legal holiday nor a day on which
                              banking institutions are authorized or required by law or
                              regulation (including any executive order) to close in the
                              City of New York and (ii) a day on which the Trans-European
                              Automated Real-Time Gross Settlement Express Transfer
                              (TARGET) System is open.

                              'TARGET Business Day' means any day on which the Trans-
                              European Automated Real-Time Gross Settlement Express
                              Transfer (TARGET) System is open.

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
ADDITIONAL OFFERING
  RESTRICTIONS:               Each Underwriter has represented and agreed that the
                              offering of the notes has not been cleared by CONSOB (the
                              Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, that no notes may be offered, sold or delivered, nor may copies of this
                              pricing supplement or of any other document relating to the notes be distributed in the Republic of Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No.
                              11522 of July 1, 1998, as amended, or (ii) in circumstances which are exempted from the rules on solicitation of
                              investments pursuant to Article 100 of Legislative Decree
                              No. 58 of February 24, 1998 (the 'Financial Services Act')
                              and Article 33, first paragraph, of CONSOB Regulation No.
                              11971 of May 14, 1999, as amended.

                              Each Underwriter has further represented and agreed that any offer, sale or delivery of the notes or distribution of
                              copies of this pricing supplement or any other document
                              relating to the notes in the Republic of Italy under (i) or
                              (ii) above must be:

                              (a) made by an investment firm, bank or financial
                              intermediary permitted to conduct such activities in the
                              Republic of Italy in accordance with the Financial Services
                              Act and Legislative Decree No. 385 of September 1, 1993 (the
                              'Banking Act'), as amended; and

                              (b) in compliance with Article 129 of the Banking Act and
                              the implementing guidelines of the Bank of Italy pursuant to which the issue on the offer of securities in the Republic of Italy may need to be preceded and followed by an
                              appropriate notice to be filed with the Bank of Italy
                              depending, inter alia, on the aggregate value of the
                              securities issued or offered in the Republic of Italy and
                              their characteristics; and

                              (c) in accordance with any other applicable laws and regulations.

TRUSTEE, REGISTRAR AND
  AUTHENTICATING AGENT:       J.P. Morgan Trust Company, National Association (as
                              successor to Bank One Trust Company, N.A.).

LONDON CALCULATION AGENT AND
  LONDON PAYING AGENT:        JPMorgan Chase Bank (as successor to Bank One NA, London
                              Branch).

COMMON CODE:                  019252043

ISIN:                         XS0192520434

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This pricing supplement contains 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control. All statements contained herein that are not clearly historical in nature are forward-looking, and the words 'intend,' 'anticipate,' 'believe,' 'expect,' 'estimate,' 'plan' and similar expressions are generally intended to identify forward-looking statements.

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

                              PLAN OF DISTRIBUTION

    We have entered into a terms agreement, dated as of May 7, 2004, with the Underwriters named below for whom Deutsche Bank AG London, Lehman Brothers International (Europe) and Societe Generale are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                   UNDERWRITERS OF NOTES                      PRINCIPAL AMOUNT
                   ---------------------                      ----------------
Deutsche Bank AG London.....................................   EUR133,334,000
Lehman Brothers International (Europe)......................      133,333,000
Societe Generale............................................      133,333,000
ABN AMRO Bank N.V...........................................       12,500,000
Barclays Bank PLC ..........................................       12,500,000
BNP Paribas.................................................       12,500,000
Credit Suisse First Boston (Europe) Limited.................       12,500,000
HSBC Bank plc ..............................................       12,500,000
UBS Limited.................................................       12,500,000
Daiwa Securities SMBC Europe Limited........................        6,250,000
Mizuho International plc ...................................        6,250,000
Royal Bank of Canada Europe Limited.........................        6,250,000
The Royal Bank of Scotland plc .............................        6,250,000
                                                               --------------
    Total...................................................   EUR500,000,000
                                                               --------------
                                                               --------------

    We have been advised by the Underwriters that they propose initially to offer the notes at the issue price set forth on the cover page of this pricing supplement, and to certain dealers at a price less a total concession not in excess of 0.25% of the principal amount of the notes. After the initial offering, the issue price and the concession may be changed from time to time.

    Although we will apply to have the notes listed on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the notes may not be liquid.

    The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the notes if any are purchased.

    Deutsche Bank AG London or any agent acting on its behalf may, to the extent permitted by applicable laws, over-allot or effect transactions in connection with the distribution of the notes with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail in the open market, but in doing so it shall act as principal and not as our agent and any loss resulting from over-allotment or stabilization will be borne, and any profit arising from them shall be retained, by Deutsche Bank AG London and/or any of the stabilization agents, as the case may be. The Underwriters acknowledge that we have not authorized the issue of the notes in a principal amount exceeding EUR500,000,000.

    Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

    The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

    We accept responsibility for the information contained in this pricing supplement.

    Signed on behalf of CIT Group Inc.:

    By: /s/ Glenn A. Votek
        ..............................
        DULY AUTHORIZED


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